As filed with the Securities and Exchange Commission on
                                December 13, 2000

                                File No. 70-9633

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                -------------------------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 3 TO
                             APPLICATION-DECLARATION
                                   ON FORM U-1
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                -------------------------------------------------
                               UNITIL CORPORATION
                            CONCORD ELECTRIC COMPANY
                        EXETER & HAMPTON ELECTRIC COMPANY
                    FITCHBURG GAS AND ELECTRIC LIGHT COMPANY
                               UNITIL POWER CORP.
                               6 Liberty Lane West
                        Hampton, New Hampshire 03842-1720
                ------------------------------------------------
                  (Name of companies filing this statement and
                     address of principal executive offices)

                               UNITIL CORPORATION
                               6 Liberty Lane West
                        Hampton, New Hampshire 03842-1720
                -------------------------------------------------
                 (Name of top registered holding company parent)

                                 Mark H. Collin
                                    Treasurer

                               UNITIL CORPORATION
                               6 Liberty Lane West
                        Hampton, New Hampshire 03842-1720
                -------------------------------------------------
                     (Name and address of agent for service)

                  The Commission is requested to mail copies of
                   all orders, notices and communications to:

                              William S. Lamb, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019

     On June 9, 2000, Unitil Corporation, a New Hampshire corporation ("Unitil") and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its wholly owned subsidiary companies, Concord Electric Company ("Concord"), Exeter & Hampton Electric Company ("Exeter"), Fitchburg Gas and Electric Light Company ("Fitchburg"), Unitil Power Corp. ("Unitil Power"), Unitil Realty Corp. ("Unitil Realty"), Unitil Resources, Inc. ("Unitil Resources") and Unitil Service Corp. ("Unitil Service" and, together with Concord, Exeter, Fitchburg, Unitil Power, Unitil Realty and Unitil Resources, the "Subsidiaries" or "Money Pool Participants")/1, received approval under the Act from the Securities and Exchange Commission (the "Commission") for the authorization and approval under Sections 6(b), 7, 9(a), 10 and 12(b) of the Act and the Rules 43, 45 and 52 thereunder with respect to (i) short-term borrowing by Unitil, (ii) short-term borrowings by Fitchburg and (iii) the continued use of the system money pool ("Money Pool") by Unitil and the Money Pool Participants, pursuant to the Cash Pooling and Loan Agreement (the "Pooling Agreement") among Unitil and the Money Pool Participants dated as of February 1, 1985, as amended, Holding Co. Act Release No. 27182 (the "Order").

     The Applicants hereby file this post effective amendment ("Amendment") to their application-declaration on Form U-1 relating to the above-referenced transactions (the "Original Application-Declaration") under the Act in order to increase certain authorized borrowing amounts authorized in the Order.

ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTIONS

     The Applicants hereby submit this Amendment for authorization and approval under Sections 6(a), 7, 9(a), 10 and 12(b) of the Act and the Rules 43, 45 and 52 thereunder to increase Unitil's authorized short-term borrowing to $35 million from $25 million. Since the Commission issued the Order, Unitil reevaluated its financial needs and determined that the Company will require authority to issue up to $35 million in short-term debt to meet its financing needs prior to the completion of its 2001 long-term financing plans. As Unitil finalized its long-term financing plans for 2001, it determined that additional borrowing authority would be required to give it the financial flexibility needed to successfully complete its upcoming financing plans. Additionally, with rising energy costs, such an increase would assist it in meeting any short-term payment timing differences that may occur in the future related to energy supply costs. Unitil's Board of Directors authorized this short-term borrowing limit of $35 million on September 29, 2000. (See Exhibit B-7)

     Any borrowings undertaken pursuant to this authorization will remain subject to the parameters set forth in the Order, except for the new aggregate limit of $35 million. While some of these parameters are discussed or repeated in this Amendment, the decision not to repeat or describe a specific aspect of the Order or Original Application-Declaration does not affect its continuing validity. Applicants are not requesting an increase in borrowing authority for Fitchburg.

---------------
1 For purposes of this Application-Declaration, Unitil and Subsidiaries are collectively referred to as the "Applicants."

---------------

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



     A. Short-Term Borrowings by Unitil

     Unitil expects to use the proceeds derived from short-term bank borrowings authorized by this Commission pursuant to this application-declaration for: (i) loans or advances to Subsidiaries through the Pooling Agreement, (ii) payment of indebtedness, (iii) short-term cash needs which may arise due to payment timing differences, (iv) greater flexibility in financial planning and (iv) other general purposes.

     When the Commission issued the Order, Unitil had unsecured lines of credit with BankBoston, Fleet Bank New Hampshire and Citizens Bank New Hampshire; the agreements are included as Exhibits B-2, B-3 and B-4 respectively, which were exemplary of forms of short-term notes proposed to be used by Unitil. Since the original notes were signed, Fleet Bank and BankBoston have merged, with Fleet Bank as the surviving entity. The previous lines of credit have also expired. Accordingly, Unitil has renegotiated its lines of credit and as of October 9, 2000 had three lines of credit: a $16 million unsecured line of credit from Fleet National Bank (attached as Exhibit B-8); a $5 million unsecured line of credit from Citizens Bank New Hampshire (attached as Exhibit B-9); and a $4 million unsecured line of credit from Sovereign Bank of New England (attached as Exhibit B-10). These newer letters of credit and promissory notes are substantively similar to the exemplary agreements provided in the approved Application-Declaration.

     Fleet National Bank has granted Unitil a line of credit with a maximum principal amount of $16,000,000 through June 30, 2001. Borrowings under this line of credit will be priced at the "Prime Rate" or a "Money Market" rate. "Prime Rate" means the variable per annum rate of interest so designated from time to time by the bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Each time the Prime Rate changes, the interest rate charged a customer shall change contemporaneously with such change in the Prime Rate without notice or demand of any kind. "Money Market Rate" shall mean the overnight or term money market facilities interest rate per annum which is communicated to the borrower by the bank in respect of an advance.

     Pursuant to its arrangements with Citizens Bank New Hampshire, Unitil may access a line of credit up to $5,000,000 through August 31, 2001. Loans under this line of credit will bear interest at the "Alternate Base Rate" which is the London Interbank Offered Rate ("LIBOR") for the term of the loan (not to exceed ninety days as in effect on the date of the loan) plus four-tenths of one percent per annum.

     Sovereign Bank of New England ("Sovereign") has granted Unitil a line of credit with a maximum principal amount of $4,000,000 through June 30, 2001. Borrowings under this facility will accrue interest at Sovreign Bank of New England's "Prime Rate," or the "LIBOR Rate," or the "Cost of Funds Rate," as elected by Unitil. As in the credit arrangement with Fleet National Bank, "Prime Rate" means the variable per annum rate of interest so designated from time to time by Sovereign as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged


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



to any customer. Each time the Prime Rate changes, the interest rate charged a customer shall change contemporaneously with such change in the Prime Rate without notice or demand of any kind.

     The "LIBOR Rate" is the LIBOR plus a margin determined by Sovereign. LIBOR means (i) a rate per annum (rounded upward, if necessary), to the nearest 1/32 of one percent)) equal to the composite London Interbank Offered Rate which appears on the Telerate page 3750 as of 11:00 am. London time on the day that is two (2) London Banking Days preceding the first day of such LIBOR Period, as defined in the line of credit, (or if not reported thereon, then as determined by the bank from another recognized source or interbank quotation) divided by
(ii) a fraction (A) the numerator of which is one and (B) the denominator is the average of the daily rates (expressed as a decimal) for maximum reserve requirements which are, at any time, applicable during such LIBOR Period (including, without limitation, basic supplemental, special, marginal and emergency reserves) under any regulation of the Board of Governors of the Federal Reserve System or other banking authority, domestic or foreign, as now or hereafter in effect, prescribed for eurocurrency funding (currently referred to as Eurocurrency Liabilities in Regulation D of such Board) to which Sovereign (including any branch, affiliate, or other fronting office, making or holding a loan that accrues interest at a rate which refers to LIBOR) is subject, as now or hereafter in effect.

     The "Cost of Funds Rate" is the "Cost of Funds" plus a margin determined by Sovereign. "Cost of Funds" means the per annum rate of interest which Sovereign is required to pay, or is offering to pay, for wholesale liabilities, adjusted for reserve requirement and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by Sovereign Treasury Group, or its successors.

     As discussed in the Original Application-Declaration, Unitil requests authority to secure both formal and informal credit lines with a number of lending institutions. Formal credit lines under the proposed facilities may be subject to compensating balances and/or fee requirements. Compensating balance requirements will not exceed 5% of the committed credit line amount, and fees will not exceed 50 basis points times the total line of credit per annum. Unitil may change its credit line arrangements and obtain additional formal or informal credit lines over time.

     Unitil has also amended the Pooling Agreement to allow Unitil Resources, Inc. to participate in the Money Pool, and the amended Pooling Agreement is attached as Exhibit B-1.

     B.   Involvement  with Exempt  Wholesale  Generators  and  Foreign  Utility
          Companies

     The proposed transactions are not subject to Rules 53 and 54 under the Act. Neither Unitil nor any Subsidiary thereof presently has, or as a consequence of the proposed transactions will have, an interest in any exempt wholesale generator ("EWG") or foreign utility company ("FUCO"), as those terms are defined in Sections 32 and 33 of the Act, respectively. None of the proceeds from the proposed transactions will be used to acquire any securities of, or any interest


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



in, an EWG or FUCO. Moreover, neither Unitil nor any of the Subsidiaries is, or as a consequence of the proposed transactions will become, a party to, and such entities do not and will not have any rights under, a service, sales or construction contract with any affiliated EWGs or FUCOs except in accordance with the rules and regulations promulgated by the Commission with respect thereto. Consequently, all applicable requirements of Rule 53(a)-(c) under the Act are satisfied as required by Rule 54 under the Act.

ITEM 2.  FEES, COMMISSIONS AND EXPENSES

     The fees, commissions and expenses of the Applicants expected to be paid or incurred, directly or indirectly, in connection with the transactions described above are estimated as follows:

Legal fees                     .......................................... $5,000
Miscellaneous                  .......................................... $3,000
                        Total  .......................................... $8,000

ITEM 3.  APPLICABLE STATUTORY PROVISIONS

     Sections 6(a), 7, 9(a), 10 and 12(b) of the Act, and Rules 43, 45 and 52 thereunder, are directly applicable to this Application-Declaration.

ITEM 4.  REGULATORY APPROVALS

     No state or federal agency other than the Commission has jurisdiction with respect to any of the proposed transactions other than as described in this item.

ITEM 5.  PROCEDURE

     It is requested that the Commission issue and publish no later than November 6, 2000, the requisite notice under Rule 23 with respect to this Application-Declaration; such notice specifying December 1, 2000 as the date by which comments may be entered and the date on which an order granting and permitting the Application-Declaration to become effective may be entered by the Commission and that the Commission enter not later than December 15, 2000, an appropriate order granting and permitting this Application-Declaration to become effective.

     The Applicants respectfully request that appropriate and timely action be taken by the Commission in this matter. No recommended decision by a hearing officer or other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty-day waiting period between the issuance and effective date of any order issued by the Commission in this matter, and it is respectfully requested that any such order be made effective immediately upon the entry thereof.


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



ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS

         a)  Exhibits

             Exhibit No.                    Description of Exhibit
             -----------                    ----------------------

                 B-1 Cash Pooling and Loan Agreement, as amended (Previously Filed).

                 B-2 Line of Credit and Promissory Note from BankBoston dated July 29, 1999
                                   (Previously Filed).

                 B-3 Line of Credit and Promissory Note from Fleet Bank-New Hampshire dated July 30, 1998 (Previously Filed).

                 B-4 Line of Credit and Promissory Note from Citizens Bank New Hampshire dated September 20, 1999 (Previously Filed).

                 B-5               Withdrawn.

                 B-6 Resolutions of Fitchburg Board of Directors authorizing short-term borrowing limits (Filed as Exhibit B-6 Form U-1 File No. 9053 and incorporated by reference herein).

                 B-7 Resolutions of Unitil Board of Directors authorizing short-term borrowing limits dated October 3, 2000 (Previously Filed).

                 B-8 Line of Credit and Promissory Note from Fleet National Bank dated September 18, 2000 (Previously Filed).

                 B-9 Line of Credit and Promissory Note from Citizens Bank New Hampshire dated August 30, 2000 (Previously Filed).

                 B-10 Line of Credit and Promissory Note from Sovereign Bank of New England dated September 25, 2000 (Previously Filed).

                 D-1 New Hampshire Public Utilities Commission Order No. 18,416 (Filed with the Commission as Exhibit D-3 to Form U-1 File No. 70-8066 and incorporated by reference herein).


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


                 D-2 New Hampshire Public Utilities Commission Order No. 17,373 (Filed with the Commission as Exhibit D-4 to Form U-1 File No. 70-8066 and incorporated by reference herein).

                 D-3 Massachusetts Department of Public Utilities Commission Order No. MDPU 89-66 (Filed with the Commission as Exhibit D-5 to Form U-1 File No. 70-8066 and incorporated by reference herein).

                 F-1               Opinion of Counsel (Previously Filed).

                 F-2 "Past Tense" Opinion of Counsel. (To be filed by Amendment).

                 G-1               Financial Data Schedule (Previously Filed).

                 H-2               Proposed Form of Notice (Previously Filed).

         b)  Financial Statements

                 No.               Description of Financial Statement

                 FS-1 Unitil Corporation and Subsidiary Companies Consolidated Actual and Pro Forma Balance Sheets and Statement of Earnings, June 30, 2000 (Previously Filed).

                 FS-2 Unitil Corporation and Subsidiary Companies Consolidated Actual Balance Sheets and Statement of Earnings, June 30, 2000 (Filed with the Commission with Unitil's 10-Q for the period ended June 30, 2000 and incorporated by reference herein).

                 FS-3 Unitil Corporation (Company Only) Actual and Pro Forma Balance Sheets and Statement of Earnings, June 30, 2000 (revised) (Previously Filed).

                 FS-4 Fitchburg Actual and Pro Forma Balance Sheet and Statement of Earnings, June 30, 2000 (Previously Filed).

                 FS-5 Concord Electric Company Balance Sheet and Statement of Earnings, September 30, 1999 (Previously Filed).


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


                 FS-6 Exeter & Hampton Electric Company Balance Sheet and Statement of Earnings, September 30, 1999 (Previously Filed).

ITEM 7.  INFORMATION AS TO ENVIRONMENTAL EFFECTS

     None of the matters that are the subject of this Application-Declaration involve a "major federal action" nor do they "significantly affect the quality of the human environment" as those terms are used in Section 102(2)(C) of the National Environmental Policy Act. None of the proposed transactions that are the subject of this Application-Declaration will result in changes in the operation of the Applicants that will have an impact on the environment. The Applicants are not aware of any federal agency which has prepared or is preparing an environmental impact statement with respect to the transactions proposed herein.

                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this Application-Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Dated:   December 13, 2000

                                       UNITIL CORPORATION


                                       By: /s/ Mark H. Collin
                                          -------------------
                                       Name:    Mark H. Collin
                                       Title:   Treasurer





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